Exhibit 10.30
RESTRICTED UNIT AWARD AGREEMENT
[NSH Grants to Exec Officers]

This Restricted Unit award agreement ("Agreement"), effective for all purposes as of [Grant date], is between NuStar GP Holdings, LLC (the “Company”) and «First_Name» «Middle_Name» «Last_Name» ("Participant").
The parties hereto agree as follows:

1.
Participant is granted «Shares_Granted» Restricted Units under the Plan. Restricted Units under the NuStar GP Holdings, LLC Long-Term Incentive Plan (the “Plan”), and, except as otherwise provided herein, this Agreement and the grant hereunder is subject to and in accordance with the terms, provisions, conditions and limitations of the Plan, as it may be amended. The Plan is hereby incorporated into this Agreement by reference; provided, however, that, in the event of a conflict between the Plan and this Agreement, this Agreement shall control. All capitalized terms contained in this Agreement that are not defined herein shall have the definition set forth in the Plan.

2.
The Restricted Units granted hereunder are subject to the following Restricted Periods, and will vest and accrue to Participant in the following increments: «Shares_Period_1» Units on «Vest_Date_Period_1»; «Shares_Period_2» Units on «Vest_Date_Period_2»; «Shares_Period_3» Units on «Vest_Date_Period_3»; «Shares_Period_4» Units on «Vest_Date_Period_4»; and «Shares_Period_5» Units on «Vest_Date_Period_5». The Restricted Units may vest prior to the expiration of such period as set forth in the Plan or herein. Upon the vesting of each Restricted Unit awarded under this Agreement, Participant will be entitled to receive an unrestricted common Unit of the Company.

3.
Participant agrees that the unrestricted common Units to which Participant will be entitled in connection with the vesting of each Restricted Unit may be uncertificated and recorded with the Company’s service provider.

4.
Beginning with the quarter ended March 31, 2015 and then for each subsequent quarter during the term of this Agreement, the Company agrees to pay the Participant an amount equal to the product of (x) the number of Restricted Units granted hereunder that remain outstanding and unvested as of the record date for such quarter; and (y) the quarterly distribution declared by the Company’s board of directors for such quarter (such product, the “UDRs”). UDRs are also otherwise subject to the same restrictions as the Restricted Units.

5.
In compliance with Section 409A of the Internal Revenue Code, the issuance of Units hereunder shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 15th day of the third month following the end of the year in which the applicable date of vesting occurs. With respect to the DERs described herein, any cash payment made in accordance therewith shall be made by the last day of the fiscal quarter during which cash distributions are made by the Company, but in any event by no later than the 15th day of the third month following the end of the year in which the applicable cash distributions are made. This Agreement and the grant evidenced hereby are intended to comply, and shall be administered consistently, in all respects with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.

6.
The Company will withhold any taxes due from Participant’s grant as required by law, which, in the sole discretion of the Company, may include withholding a number of Restricted Units otherwise payable to Participant.

7.
If Participant's employment is terminated for any reason, any Restricted Units held by such Participant that remain unvested and outstanding as of the date of such termination shall automatically lapse and be forfeited as of the close of business for such date.

8.	This Award shall be binding upon the parties hereto and their respective heirs, legal representatives, and successors.

9.	The validity, construction and effect of this Agreement shall be determined by the laws of the State of Texas.

10.
Neither Participant nor any person claiming by, through or under Participant with respect to the Restricted Units shall have any rights as a unitholder of the Company (including, without limitation, voting rights).

11.
The Agreement and Participant’s interest in the Restricted Units granted by this Agreement or the Plan, with respect to any Restricted Unit, UDR or otherwise are of a personal nature and Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of or any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition shall be void, and the Company shall be neither bound nor obligated thereby.

NUSTAR GP HOLDINGS, LLC

By:
Curtis V Anastasio
President & Chief Executive Officer
Accepted:

«First_Name» «Middle_Name» «Last_Name»
«Option_Date»